Exhibit 4L

                      THIRD WAIVER AND AMENDMENT AGREEMENT
                      ------------------------------------

         This Third Waiver and Amendment Agreement (the "Third Waiver Agreement") dated as of March 14, 2003 is made and entered into by and among Wachovia Bank, National Association, formerly known as First Union National Bank, with an office at Broad and Walnut Streets, Philadelphia, Pennsylvania 19109 (the "Bank"), Selas Corporation of America, a Pennsylvania business corporation with offices located at 2034 Limekiln Pike, Dresher, Pennsylvania 19025 (the "Borrower"), Selas SAS (formerly named Selas S.A.), a corporation organized under the laws of France ("Selas SAS"), CFR-CECF Fofumi Ripoche, a corporation organized under the laws of France ("CFR"); and together with Selas SAS, the "European Subsidiaries"), Deuer Manufacturing, Inc., an Ohio business corporation with offices located at 2985 Springboro West, Dayton, Ohio 45439 ("Deuer"), Resistance Technology, Inc., a Minnesota business corporation with offices located at 1260 Red Fox Road, Arden Hills, Minnesota 55112 ("RTI"), RTI Export, Inc., a Barbados corporation with offices located at c/o 2034 Limekiln Pike, Dresher, Pennsylvania 19025 ("RTIE"), and RTI Electronics, Inc., a Delaware corporation with offices located at 1800 Via Burton Street, Anaheim, California 92806 ("RTI Electronics"; and together with Deuer, RTI and RTIE, the "U.S. Guarantors").

                                   BACKGROUND
                                   ----------

         A. The Bank, the Borrower and the U.S. Guarantors entered into that certain Amended and Restated Credit Agreement dated as of July 31, 1998, as amended by an Amendment dated as of June 30, 1999, a Second Amendment dated as of July 7, 2000 and a Third Amendment dated as of January 19, 2001 (as amended, the "Credit Agreement"), pursuant to which the Bank made certain term loans to the Borrower described therein (the "Term Loans") and agreed to make available to the Borrower a revolving credit facility in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Revolving Credit").

         B. The U.S. Guarantors jointly and severally guaranteed and became surety for all loans, advances, debts, liabilities, obligations, covenants and duties of the Borrower to the Bank pursuant to the following agreements (collectively, the "Borrower Surety Agreements"): (i) that certain Guaranty and Suretyship Agreement of Deuer dated as of October 20, 1993 and amended as of July 31, 1998 (as amended, the "Deuer Surety Agreement"), (ii) that certain Guaranty and Suretyship Agreement of RTI dated as of October 20, 1993 and amended as of July 31, 1998 (as amended, the "RTI Surety Agreement"), (iii) that certain Guaranty and Suretyship Agreement of RTIE dated as of October 20, 1993 and amended as of July 31, 1998 (as amended, the "RTIE Surety Agreement"), and
(iv) that certain Guaranty and Suretyship Agreement of RTI Electronics dated as of February 20, 1997, as amended July 31, 1998 (as amended, the "RTI Electronics Surety Agreement").

         C. The outstanding Term Loans are evidenced, INTER ALIA, by the following promissory notes executed by the Borrower in favor of the Bank, which are outstanding as of the date hereof: (i) Term Note D dated as of June 30, 1999 in the original principal amount of Nine Hundred Thousand Dollars ($900,000) ("Term Note D"), (ii) Term Note E dated as of January 19, 2001 in the original principal amount of Two Million Dollars ($2,000,000) ("Term Note E"), and (iii) Term Note F dated as of January 19, 2001 in the original principal amount of One Million Seven Hundred Thousand Singapore Dollars (Singapore $1,700,000) ("Term Note F"; and together with Term Note D and Term Note E, the "Term Notes"). The Revolving Credit facility is evidenced, INTER ALIA, by an Amended and Restated Revolving Credit Note dated as of January 19, 2001 in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) executed by the Borrower in favor of the Bank (the "Revolving Credit Note"). The Term Notes, the Revolving Credit Note and the Supplemental Credit Facility Note (as hereinafter defined) are collectively referred to hereinafter as the "Notes".

         D. The Bank, through the Bank's London Branch ("London Branch"), and Selas SAS, a subsidiary of the Borrower, entered into that certain Agreement dated as of February 2, 2001, amended and restated in its entirety pursuant to that certain Amended and Restated Facility Agreement dated as of April 15, 2002, and amended by that certain First Amendment to Amended and Restated Facility Agreement dated as of January 16, 2003, and that certain Second Amendment to Amended and Restated Facility Agreement dated as of February 27, 2003 (as amended, the "Selas SAS Facility Agreement") pursuant to which the Bank provided to Selas SAS a discretionary line of credit facility in the aggregate amount of Sixteen Million Euros (E16,000,000) on an "on demand" basis, expiring on April 30, 2001 (the "Selas SAS Facility") for the purposes of providing discretionary advance payment guarantees on behalf of Selas SAS (the "APG Facility") and a discretionary overdraft facility for general working capital purposes with a sub-limit amount of Two Million Euros (E2,000,000) that was later increased (the "Overdraft Facility"). The Bank, through its London Branch, and Selas SAS also entered into certain term loan agreements (collectively, the "Selas SAS Term Loan Agreements"), as follows: an agreement dated February 26, 1998, amended and restated in its entirety by that certain agreement dated as of April 15, 2002, pursuant to which the Bank made a term loan to Selas SAS in the original principal amount of Fifteen Million French Francs (FF 15,000,000), and amended by that certain First Amendment to Selas SAS 1998 Term Loan Agreement dated as of January 16, 2003 (as amended, the "Selas SAS 1998 Term Loan Agreement"); and an agreement dated January 2000, amended and restated in its entirety by that certain agreement dated as of April 15, 2002, pursuant to which the Bank made a term loan to Selas SAS in the original principal amount of One Million Seven Hundred and Fifty-Three Thousand One Hundred and Fifty-Eight and 30/100 Euros (E1,753,158.30),and amended by that certain First Amendment to Selas SAS 2000 Term Loan Agreement dated as of January 16, 2003, and that certain Second Amendment to Selas SAS 2000 Term Loan Agreement dated as of February 27, 2003 (as amended, the "Selas SAS 2000 Term Loan Agreement"). The Selas SAS 1998 Term Loan Agreement and the APG Facility have been paid and/or expired as of the date of this Amendment.

         E. The Borrower and the U.S. Guarantors jointly and severally guaranteed and became surety for all loans, advances, debts, liabilities, obligations, covenants and duties of Selas SAS to the Bank, pursuant to the following agreements (collectively, the "Selas SAS Surety Agreements"): (i) that certain Unconditional Guaranty of Borrower dated as of January 10, 2000 (the "Borrower Guaranty"), (ii) that certain Unconditional Guaranty of Deuer dated as of January 10, 2000 (the "Deuer Guaranty"), (iii) that certain Unconditional Guaranty of RTI dated as of January 10, 2000 (the "RTI Guaranty"), (iv) that certain Unconditional Guaranty of RTIE dated as of January 10, 2000 (the "RTIE Guaranty"), and (v) that certain Unconditional Guaranty of RTI Electronics dated as of January 10, 2000 (the "RTI Electronics Guaranty").

         F. As security for any and all indebtedness, liabilities and obligations of the Borrower to the Bank, then existing or thereafter arising, the Borrower, INTER ALIA: (i) granted to the Bank a security interest in and lien on: (a) all of the Borrower's assets, then owned or thereafter acquired, including, without limitation, all accounts, contract rights, inventory, fixtures, machinery, equipment, general intangibles, and (b) all of the Borrower's rights under a certain contract with Production Machinery Corporation in Talcahuano, Chile for the sale of and the proceeds of a Five Million Twenty-Five Thousand Dollars ($5,025,000) documentary letter of credit issued by Bank One, Columbus, Ohio, pursuant to that certain Security Agreement dated as of October 20, 1993, as amended July 31, 1998 between the Borrower and the Bank (as amended, the "Borrower Security Agreement"); (ii) assigned, pledged and granted to Bank a security interest in all of the issued and outstanding stock of Deuer, RTI, RTIE and RTI Electronics, pursuant to that certain Second Amended and Restated Pledge Agreement dated as of July 31, 1998 (the "Borrower Pledge Agreement"); and (iii) granted to the Bank a first mortgage lien on certain real property of the Borrower and improvements thereon located in Dresher, Upper Dublin Township, Montgomery County, Pennsylvania (the "Pennsylvania Property") pursuant to that certain First Mortgage and Security Agreement dated as of October 20, 1993, as amended on July 21, 1995, February 20, 1997, July 31, 1998, January 10, 2000 and April 15, 2002 (as amended, the "Borrower Mortgage and Security Agreement").

         G. As security for any and all indebtedness, liabilities and obligations of Deuer to the Bank, then existing or thereafter arising, Deuer:
(i) granted to the Bank a security interest in and lien on all of Deuer's assets, then owned or thereafter acquired, including, without limitation, all accounts, contract rights, inventory, fixtures, machinery, equipment, general intangibles pursuant to that certain Security Agreement dated as of October 20, 1993, as amended July 31, 1998 between Deuer and the Bank (as amended, the "Deuer Security Agreement"); and (ii) granted to the Bank a first mortgage lien on certain real property of Deuer and improvements thereon located in Moraine, Montgomery County, Ohio (the "Ohio Property"), pursuant to that certain First Mortgage and Security Agreement dated as of October 20, 1993, as amended July 21, 1995, February 20, 1997, July 31, 1998, January 10, 2000 and April 15, 2002
(as amended, the "Deuer Mortgage and Security Agreement").

         H. As security for any and all indebtedness, liabilities and obligations of RTI to the Bank, then existing or thereafter arising, RTI: (i) granted to the Bank a security interest in and lien on all of RTI's assets, then owned or thereafter acquired, including, without limitation, all accounts, contract rights, inventory, fixtures, machinery, equipment, general intangibles, pursuant to that certain Security Agreement dated as of October 20, 1993, as amended July 31, 1998 between RTI and the Bank (as amended, the "RTI Security Agreement"); (ii) granted to the Bank a security interest in and lien on certain patents and trademarks and other intellectual property, pursuant to that certain Patent and Trademark Security dated as of October 20, 1993, as amended July 31, 1998 between RTI and the Bank (the "RTI Patent and Trademark Security Agreement"); and (iii) granted to the Bank a first mortgage lien on certain real property of RTI and improvements thereon located in Ramsey County, Minnesota (the "Minnesota Property"), pursuant to that certain Mortgage, Security Agreement and Fixture Financing Statement dated as of June 30, 1999, as amended January 10, 2000 and April 15, 2002 (as amended, the "RTI Mortgage and Security Agreement").

         I. As security for any and all indebtedness, liabilities and obligations of RTIE to the Bank, then existing or thereafter arising, RTIE granted to the Bank a security interest in all of RTIE's assets, then owned or thereafter acquired, including, without limitation, all accounts, contract rights, inventory, fixtures, machinery, equipment, general intangibles, pursuant to that certain Security Agreement dated as of October 20, 1993, as amended July 31, 1998 between RTIE and the Bank (as amended, the "RTIE Security Agreement").

         J. As security for any and all indebtedness, liabilities and obligations of RTI Electronics to the Bank, then existing or thereafter arising, RTI Electronics granted the Bank a security interest in all of RTI Electronic's assets, then owned or thereafter acquired, including, without limitation, all accounts, contract rights, inventory, fixtures, machinery, equipment, general intangibles, pursuant to that certain Security Agreement dated as of October 20, 1993, as amended February 20, 1997 and July 31, 1998 between RTI Electronics and the Bank (as amended, the "RTI Electronics Security Agreement").

         K. The Borrower, the U.S. Guarantors, and the European Subsidiaries entered into that certain Waiver and Amendment Agreement dated as of November 20, 2001, as amended by that certain First Amendment to Waiver and Amendment Agreement dated as of February 28, 2002 and that certain Second Amendment to Waiver and Amendment Agreement dated as of March 20, 2002 (as amended, the "First Waiver Agreement"), pursuant to which the Bank agreed to waive certain Financial Covenant Defaults (as defined therein) and provide a new credit facility under which the Bank's London Branch would issue certain advance payment guarantees. In consideration of the Bank's London Branch's agreement to issue certain advance payment guarantees on their behalf, each European Subsidiary executed a General Counter Indemnity in favor of the Bank (collectively, the "General Counter Indemnities").

         L. The Borrower, the U.S. Guarantors, and the European Subsidiaries entered into that certain Second Waiver and Amendment Agreement dated as of April 15, 2002, as amended by that certain First Amendment to Second Waiver and Amendment Agreement dated as of June 24, 2002, that certain Second Amendment to Second Waiver and Amendment Agreement dated as of July 30, 2002, that certain Third Amendment to Second Waiver and Amendment Agreement dated as of November 14, 2002, that certain Fourth Amendment to Second Waiver and Amendment Agreement dated as of January 16, 2003, that certain Fifth Amendment to Second Waiver and Amendment Agreement dated as of February 21, 2003, that certain Sixth Amendment to Second Waiver and Amendment Agreement dated as of February 27, 2003, and that certain Seventh Amendment to Second Waiver and Amendment Agreement dated as of March 7, 2003 (as amended, the "Second Waiver Agreement"), pursuant to which the Bank agreed, among other things, to provide the Borrower with a new supplemental credit facility evidenced by that certain Supplemental Credit Facility Note dated as of April 15, 2002 in the original principal amount of Five Million Dollars ($5,000,000) (the "Supplemental Credit Facility Note"). In connection therewith, Selas SAS guaranteed and became surety for all loans, advances, credit or other financial accommodations made for the benefit of the Borrower, CFR, and/or one or more U.S. Guarantors (the "Selas SAS Guaranty"), and CFR guaranteed and became surety for all loans, advances, credit or other financial accommodations made for the benefit of the Borrower, Selas SAS, and/or one or more U.S. Guarantors (the "CFR Guaranty").

         M. The First Waiver Agreement, the Second Waiver Agreement, this Third Waiver Agreement, the Credit Agreement, the Notes, the Borrower Surety Agreements, the Selas SAS Facility Agreement, the Selas SAS Term Loan Agreements, the Selas SAS Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, the General Counter Indemnities, the Borrower Security Agreement, the Borrower Pledge Agreement, the Borrower Mortgage and Security Agreement, the Deuer Security Agreement, the Deuer Mortgage and Security Agreement, the RTI Security Agreement, the RTI Patent and Trademark Security Agreement, the RTI Mortgage and Security Agreement, the RTIE Security Agreement, the RTI Electronics Security Agreement, together with the various agreements, instruments and other documents executed in connection therewith and all amendments and modifications thereto, now or hereafter in effect, shall be referred to hereinafter as the "Loan Documents".

         N. The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries, pursuant to the terms hereof, wish to amend the Credit Agreement to extend the maturity of certain existing credit facilities and provide a contingent credit facility for the issuance of advance payment guarantees on behalf of CFR.

         NOW, THEREFORE, incorporating the Background by reference herein and for other good and valuable consideration, the Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries intending to be legally bound hereby, agree as follows:

                           ARTICLE I - DEFINED TERMS
                           -------------------------

         DEFINED TERMS. Terms used herein which are capitalized but not defined shall have the meanings ascribed to such terms in the Loan Documents, as amended hereby.

                ARTICLE II - ACKNOWLEDGMENTS AND REAFFIRMATIONS
                -----------------------------------------------

         2.1 ACKNOWLEDGMENT OF JOINT AND SEVERAL LIABILITY, MATURITY DATES AND AMOUNTS OF NOTES.

                  2.1.1 The Borrower, the U.S. Guarantors and the European Subsidiaries acknowledge and agree that as of the date of this Third Waiver Agreement, after giving effect to the amendments described herein: (i) they are jointly and severally indebted and liable to the Bank in respect of the outstanding principal amount of the Notes, together with accrued and unpaid interest thereon, and all other Obligations; (ii) the Notes mature and are due and payable in full on the respective maturity dates set forth below next to each such Note; and (iii) the respective outstanding principal amount of each Note as of March 4, 2003, is set forth below next to each such Note:


                                               Outstanding
        Promissory Notes      Maturity Date  Principal Amount
        ----------------      -------------  ----------------

        Term Note D            04/01/2004    $   570,000.00  (US Dollars)

        Term Note E            04/01/2004    $ 1,166,666.75  (US Dollars)

        Term Note F            04/01/2004    $ 1,416,667.00  (Singapore Dollars)

        Revolving Credit Note  04/01/2004    $ 2,842,137.09  (US Dollars)

        Supplemental Credit    01/01/2004    $ 1,360,000.00  (US Dollars)
        Facility Note

                  2.1.2 The Borrower, the U.S. Guarantors and the European Subsidiaries acknowledge and agree that as of the effective date of this Third Waiver Agreement, after giving effect to the amendments described herein: (i) they are jointly and severally indebted and liable to the Bank in respect of the Selas SAS Term Loan Agreements, the Overdraft Facility and all other amounts outstanding under the Selas SAS Facility Agreement, together with accrued and unpaid interest thereon, and all other Guaranteed Obligations (as such term is defined in the Selas SAS Surety Agreements); (ii) the Selas SAS Term Loan Agreements mature and are due and payable in full, together with all interest accrued thereon, on the respective maturity dates set forth below; (iii) the Overdraft Facility and all other amounts outstanding under the Selas SAS Facility Agreement are due and payable in full, together with all interest accrued thereon, on the respective maturity dates set forth below; and (iv) as of March 4, 2003, the outstanding principal amounts owing to the Bank in respect of the Selas SAS Term Loan Agreements and the Overdraft Facility are set forth below next to each such agreement or facility:

         (i) The Selas SAS 2000 Term Loan Agreement, in the outstanding principal amount of E701,263 (Euros), which matures on the Selas SAS 2000 Term Loan Maturity Date (as defined in the Credit Agreement, as amended hereby); and

         (ii) The Overdraft Facility, in the outstanding principal amount of E5,976,854.11 (Euros), which matures on the maturity date defined in the Selas SAS Facility Agreement.

                  2.1.3 The Borrower, the U.S. Guarantors and the European Subsidiaries acknowledge and agree that as of the effective date of this Third Waiver Agreement, they are jointly and severally indebted and liable to the Bank in respect of the following outstanding advance payment guaranty:

         (i) Advance Payment Guaranty in the amount of E173,800 (Euros) to NGK Berylco issued on behalf of CFR expiring not later than March 31, 2003.

         The Borrower, the U.S. Guarantors and the European Subsidiaries acknowledge and agree that availability under the CFR Facility (as defined in the Credit Agreement, as amended hereby) shall continue to be reduced by the aggregate amount of all now or hereafter outstanding Advance Payment Guarantees.

         The outstanding principal amounts of the Term Notes, the Revolving Credit Note, the Supplemental Credit Facility Note, the Selas SAS Facility Agreement, the Selas SAS Term Loan Agreements, the Overdraft Facility, Advance Payment Guarantees issued under the Loan Documents, the Supplemental Credit Facility, the CFR Facility (as hereinafter defined), plus accrued and unpaid interest thereon, all fees and costs in connection therewith, all other sums payable by the Borrowers, the U.S. Guarantors and/or the European Subsidiaries to the Bank, whether under the Loan Documents or otherwise, together with any other Guaranteed Obligations (as such term is used in each of the Selas SAS Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, and the European Subsidiaries Surety Agreements) and any and all other Obligations (as such term is used in the Loan Documents) are collectively referred to herein as the "Obligations".

         2.2 ACKNOWLEDGMENT OF LOAN DOCUMENTS; WAIVER OF DEFENSES. The Borrower, the U.S. Guarantors and the European Subsidiaries hereby acknowledge and agree that as of the effective date of this Third Waiver Agreement: (i) the Loan Documents to which each is a party are valid, binding and enforceable against them, in every respect, and all of the terms and conditions thereof are binding upon them, and (ii) to the extent that the Borrower, any U.S. Guarantor, or any European Subsidiary has any defenses, setoffs, claims, or counterclaims to repayment of the Obligations or against the Bank, such defenses, setoffs, claims, and counterclaims have been and are hereby waived.

         2.3 ACKNOWLEDGMENT OF LIENS AND PRIORITY. The Borrower, the U.S. Guarantors and the European Subsidiaries as of the effective date of this Third Waiver Agreement acknowledge and agree that pursuant to the Loan Documents, as security for all of the

Obligations, the Bank holds, and the Borrower and U.S. Guarantors hereby grant and reaffirm their prior grant of, first priority, perfected security interests in and liens upon all of the Borrower's and U.S. Guarantors' assets, wherever located, now owned or hereafter acquired, including, without limitation, such assets as more specifically described in the Loan Documents, and first priority mortgage liens upon and security interests in: (i) the Pennsylvania Property,
(ii) the Ohio Property, and (iii) the Minnesota Property (all of the foregoing security interests and liens collectively referred to as the "Bank's Mortgages, Liens and Security Interests").

         2.4 REAFFIRMATION OF MORTGAGES, SECURITY DOCUMENTS AND SECURITY INTERESTS. All of the Borrower's and the U.S. Guarantors' respective assets, now or hereafter, pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Bank pursuant to the Loan Documents including, without limitation, accounts, accounts receivable, inventory, equipment, general intangibles, contracts, contract rights, instruments, letters of credit, deposits, deposit accounts, documents of title, and all other personal property, together with the Pennsylvania Property, the Minnesota Property and the Ohio Property (collectively, the "Collateral") constitute security for all of the Obligations (including, without limitation, such Obligations arising under or in respect of the Borrower Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, the Selas SAS Surety Agreements, the European Subsidiaries Surety Agreements, the Advance Payment Guarantees, the Waiver Documents and the other Loan Documents). The Borrower, the U.S. Guarantors and the European Subsidiaries hereby grant to the Bank and reaffirm their prior grant and conveyance to the Bank of a continuing first priority security interest in, lien on and charge against all of the Collateral. The Borrower, each U.S. Guarantor and each European Subsidiary hereby acknowledge and agree that the Borrower Security Agreement, the Borrower Pledge Agreement, the Borrower Mortgage and Security Agreement, the Deuer Security Agreement, the Deuer Mortgage and Security Agreement, the RTI Security Agreement, the RTI Patent and Trademark Security Agreement, the RTI Mortgage and Security Agreement, the RTIE Security Agreement, the RTI Electronics Security Agreement, and any other security agreements are ratified, reaffirmed and confirmed in all respects, shall continue in full force and effect, and are valid, binding and enforceable against the parties thereto as if executed as of the date hereof. The Borrower, the U.S. Guarantors and the European Subsidiaries agree to execute and deliver to the Bank such additional documentation deemed necessary or appropriate by the Bank, in its sole and absolute discretion, to achieve the purpose of this section of this Third Waiver Agreement.

         2.5 REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. The Borrower, the U.S. Guarantors and the European Subsidiaries hereby reaffirm their respective representations and warranties in the Loan Documents, which representations and warranties are true and correct as of the date hereof (except to the extent any such representation or warranty was made as of a specified date, in which case such representation or warranty shall remain true and correct as of such date), and each and all of which shall survive the execution and delivery of this Third Waiver Agreement.

         2.6 REAFFIRMATION OF GUARANTIES. In consideration of the undertakings of the Bank pursuant to this Third Waiver Agreement and the other Loan Documents, the Borrower, each U.S. Guarantor and each European Subsidiary hereby reaffirm the Borrower Surety Agreements, the Selas SAS Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, the other Loan

Documents and all of their respective obligations thereunder. The Borrower, each European Subsidiary, and each U.S. Guarantor hereby consent to the execution and delivery by the Borrower, the U.S. Guarantors, and the European Subsidiaries of this Third Waiver Agreement, the other Waiver Documents and the other Loan Documents and all other documents and instruments to be executed pursuant hereto or in connection herewith. The Borrower, each U.S. Guarantor and each European Subsidiary hereby waive any right it may have to contest the validity or enforceability of the Borrower Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, the Selas SAS Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty or any other Loan Document, for any reason whatsoever. The Borrower, the U.S. Guarantors and the European Subsidiaries hereby acknowledge and agree that the term "Obligations," as defined in their respective Borrower Surety Agreements and Selas SAS Surety Agreements, includes, without limitation, all of the obligations, now or hereafter arising, of Borrower to the Bank, whether under the Credit Agreement or other Loan Documents, as amended, or otherwise. The Borrower and each U.S. Guarantor hereby acknowledge and agree that the term "Guaranteed Obligations," as defined in their respective Selas SAS Surety Agreements, includes, without limitation, all of the obligations, now or hereafter arising, of Selas SAS to the Bank, whether under the Selas SAS Term Loan Agreements, the Selas SAS Facility Agreement, any document or agreement now or hereafter executed in connection with the Advance Payment Guarantees that may now or hereafter be issued by the Bank on behalf of Selas SAS, the other Loan Documents, or otherwise. The Borrower, each U.S. Guarantor and each European Subsidiary hereby acknowledge and agree that the Borrower Surety Agreements, the Selas SAS Surety Agreements, the Selas SAS Guaranty, the CFR Guaranty, and any other suretyship agreements executed by them in favor of the Bank or its affiliates, are ratified, reaffirmed and confirmed in all respects, shall continue in full force and effect, and are valid, binding and enforceable against the parties thereto as if executed as of the date hereof. The Borrower, the U.S. Guarantors, and the European Subsidiaries agree to execute and deliver to the Bank such additional documentation deemed necessary or appropriate by the Bank, in its sole and absolute discretion, to achieve the purpose of this section of this Third Waiver Agreement.

         2.7 BANK HAS NO OBLIGATION TO ISSUE FURTHER ADVANCE PAYMENT GUARANTEES. The Borrower, the U.S. Guarantors and the European Subsidiaries hereby acknowledge and agree that except as expressly provided herein and in the other Loan Documents, the Bank shall have no duty to issue any advance payment guarantees to or for the benefit of Borrower, the U.S. Guarantors, and/or the European Subsidiaries, or provide overdraft financing for Borrower, U.S. Guarantors, and/or the European Subsidiaries.

                   ARTICLE III - AMENDMENTS TO LOAN DOCUMENTS
                   ------------------------------------------

         3.1 NEW DEFINITIONS. The following new defined terms are hereby added to Section 1.1 of the Credit Agreement (and if such terms are defined elsewhere in the Credit Agreement, such defined terms are deemed to be amended and restated and replaced with the definitions set forth below):

         "CFR Facility" shall have the meaning given to such term in Section
         2.1.11 hereof.

         "CFR Facility Maturity Date" means April 1, 2004.

         "Eligible Account" means a domestic account receivable not more than ninety (90) days from the date of the original invoice that arises in the ordinary course of business, and meets the following eligibility requirements: (a) the sale of goods or services reflected in such account is final and such goods and services have been delivered or provided and accepted by the account debtor and payment for such is owing; (b) the invoices comprising such account are not subject to any claims, returns or disputes of any kind (provided that any account which would otherwise be ineligible under the provisions of this clause
         (b) shall be ineligible only to the extent of such claim, return or dispute); (c) the account debtor is not insolvent; (d) the account debtor has its principal place of business in the United States; (e) the account debtor is not an affiliate of the Borrower and is not a supplier of the Borrower and the account is not otherwise exposed to risk of set-off (provided that any account which would otherwise be ineligible under the provisions of this clause (e), other than an account on which the account debtor is an affiliate, shall be ineligible only to the extent of any such potential set-off); (f) not more than thirty-percent (30%) of the outstanding invoices owing by the account debtor are more than ninety (90) days old from the date of each such invoice; and (g) the account is not subject to any security interest, lien, or claim prior to the security interest and lien of the Bank.

         "Eligible Inventory" means domestic inventory of raw material and finished goods (excluding work in process) in Borrower's possession that is held for use or sale in the ordinary course of its business and is not unmerchantable or obsolete and is subject to a first priority perfected security interest and lien in favor of the Bank.

         "Third Waiver Agreement" shall mean that certain Third Waiver and Amendment Agreement dated as of March 14, 2003, by and among, the Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries, as the same may be amended from time to time.

         3.2 AMENDMENT OF THE DEFINITION OF LOAN DOCUMENTS. The following definitions in the Credit Agreement are hereby amended and restated in their entirety, as follows:

         "EBIT" means, for any period, determined on a consolidated basis in accordance with GAAP, net income of the applicable entity or entities for such period (i) plus the deductions for interest expense, tax expense, and other non-cash expenses, (ii) less other non-cash income, including net gain on asset sales.

         "Waiver Agreement" or "First Waiver Agreement" shall mean that certain Waiver and Amendment Agreement dated as of November 20, 2001, by and among the Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries, as amended from time to time.

         "Loan Documents" means the Loan Documents as defined in the Third
         Waiver

         Agreement, including, but not limited to, the Existing Loan Documents, the First Waiver Agreement, the Second Waiver Agreement, the Third Waiver Agreement, the Waiver Documents, and all documents and agreements executed in connection therewith or pursuant thereto, as amended from time to time.

         "Revolving Credit Termination Date" means April 1, 2004.

         "Selas SAS 2000 Term Loan Maturity Date" shall mean the earlier of: (i) April 1, 2004, or (ii) the sale of all of the stock or assets of Ermat S.A.

         "Supplemental Credit Facility Maturity Date" shall mean January 1,
         2004.

         "Tangible Capital Funds" means, as of the date of determination: (i) the sum of Net Worth plus Subordinated Debt of the applicable entity,
         (ii) less the Intangible Assets of the applicable entity.

         "Waiver Documents" shall mean the First Waiver Agreement, the Second Waiver Agreement, the Third Waiver Agreement, and all of the documents, agreements and instruments executed and/or delivered to the Bank pursuant to or in connection with the First Waiver Agreement, the Second Waiver Agreement, and/or the Third Waiver Agreement (including the documents described in Articles IV and V thereof).

         3.3 FINANCIAL INFORMATION. Section 2.1 of the Credit Agreement is hereby amended by adding new Subsections 2.1.10(c) and 2.1.10(d) after Subsection 2.1.10(b), as follows:

                  "(c) On a monthly basis commencing on the first full month after the date hereof, the Borrower shall provide to the Bank a borrowing base certificate as of the last day of the previous month detailing the Borrower's compliance with the limitation detailed in
         Section 2.1.14 hereof, certified as true and correct by an officer of the Borrower. Monthly borrowing base certificates shall be delivered by the Borrower to the Bank no later than 30 days after the end of each month. The Borrower may deliver the borrowing base certificate required by this subsection, and have any availability recalculated, on a more frequent basis than monthly if it so chooses.

                  (d) On a monthly basis commencing on the first full month after the date hereof, the Borrower shall provide to the Bank an aging of the Eligible Accounts and a report identifying Eligible Inventory as of the last day of the previous month, with such reports to be delivered by the Borrower to the Bank no later than 30 days after the end of each month. The value of the inventory will be determined by the Bank and will be valued at the lower of cost or market, using a FIFO (first in, first out) methodology."

         3.4 CFR FACILITY. Section 2.1 of the Credit Agreement is hereby amended by adding, at the end thereof, new Sections 2.1.11 through 2.1.17, as follows:

         "2.1.11 CFR Facility. Subject in all events to the terms, conditions and covenants contained in this Section 2.1 and Article IV of the Third Waiver Agreement and in the other Waiver Documents, and provided that there is no default, Default or Event of Default under any of the Loan Documents, the Bank's London Branch agrees to make available a credit facility (the "CFR Facility") in the amount of One Million Euros (E1,000,000) for the issuance of advance payment guarantees for the benefit of CFR.

         2.1.12   Additional Availability under CFR Facility.

                  (a) Upon the repayment and permanent reduction of the Overdraft Facility to an amount of outstanding principal no greater than Nine Hundred and Seventy Six Thousand Eight Hundred and Fifty-Four Euros (E976,854) and the repayment and permanant reduction of the Supplemental Credit Facility to an amount of outstanding principal no greater than One Million Four Hundred Thousand U.S. Dollars ($1,400,000), and subject in all events to the terms, conditions and covenants contained in this Section 2.1, and further provided that there is no default, Default or Event of Default under any of the Loan Documents, the Bank's London Branch agrees to permanently increase the maximum availability under the CFR Facility to One Million Three Hundred and Eighty Thousand Euros (E1,380,000).

                  (b) Upon full repayment of the entire outstanding balances and termination of both the Overdraft Facility and Supplemental Credit Facility (together with all accrued interest and fees thereon), and subject in all events to the terms, conditions and covenants contained in this Section 2.1, and provided that there is no default, Default or Event of Default under any of the Loan Documents, the Bank's London Branch agrees to permanently increase the maximum availability under the CFR Facility to One Million Seven Hundred and Fifty Thousand Euros (E1,750,000).

         2.1.13 Specific Conditions Precedent to Availability of CFR Facility. The Bank's obligation to cause the Bank's London Branch to issue any Advance Payment Guaranty under the CFR Facility, is subject, in each case, to the prior satisfaction of all of the following conditions precedent which the Borrower, the U.S. Guarantors, and the European Subsidiaries acknowledge are material:

                  (a) For each Advance Payment Guaranty, the European Subsidiaries, the Borrower and the U.S. Guarantors shall have executed and delivered (or caused to be executed and delivered) to the Bank such documents and agreements, as the Bank, in its sole and absolute discretion, may require, including, without limitation, the following:

                     (i) A facility agreement for each Advance Payment Guaranty, duly executed by the particular European Subsidiary on whose behalf such Advance Payment Guaranty will be issued, the Borrower, the U.S. Guarantors and the other European Subsidiary, that will include certain terms and conditions for the issuance of the Advance Payment Guarantees, such as duration of such Advance Payment Guaranty, applicable fees, interest rates, penalty interest, and other terms and conditions, as the Bank determines in its sole and absolute discretion;

                     (ii) a General Counter Indemnity, duly executed by the particular European Subsidiary on whose behalf such Advance Payment Guaranty will be issued, the Borrower, the U.S. Guarantors and the other European Subsidiary that will include such terms and conditions as the Bank determines in its sole and absolute discretion; and

                     (iii) such other documents as the Bank, in its sole discretion, may require, including, but not limited to a legal opinion from counsel to the European Subsidiaries in form and substance acceptable to the Bank.

                  (b) For each Advance Payment Guaranty issued under the CFR Facility, the expiration date of such Advance Payment Guaranty may not be after December 31, 2004.

                  (c) There shall not be a default, a Default or an Event of Default under the Loan Documents, or any other document executed or delivered in connection with any Advance Payment Guaranty or any other Loan Document (other than any default, Default or Event of Default under any Loan Document previously waived in writing by the Bank); and

                  (d) The requirements of Article IV of the Third Waiver Agreement shall have been satisfied.

         2.1.14 Borrowing Base Limit. The total aggregate outstanding principal of all facilities to the Borrower, the U.S. Guarantors, and/or the European Subsidiaries created by or under the Loan Documents, including all advance payment guarantees issued by the Bank's London Branch, shall be subject to an overall limitation equal to the sum of: (i) eighty percent (80%) of the appraised fair market value of the Pennsylvania Property, the Minnesota Property and the Ohio Property (based upon appraisals prepared for the Bank and completed in December
         2001), (ii) seventy-five percent (75%) of the Orderly Liquidation Value of machinery and equipment (based upon appraisals prepared for the Bank and completed in December 2001); (iii) seventy-five percent (75%) of Eligible Accounts as reflected on the most recent borrowing base certificate delivered by Borrower pursuant to Section 2.1.10(c) hereof, and (iv) forty percent (40%) of Eligible Inventory.

         2.1.15 Commitment Fee. On the date of execution of the Third Waiver Agreement, the Borrower shall pay to the Bank a non-refundable commitment fee in the aggregate amount of Fifty Thousand U.S. Dollars ($50,000). The Borrower, the U.S. Guarantors and the European Subsidiaries hereby acknowledge and agree that the commitment fee payable hereunder is fully earned on the date hereof, is non-refundable and constitutes a part of the Obligations, and is in addition to any other fees payable by the Borrower, the U.S. Guarantors and the European Subsidiaries under the Loan Documents.

         2.1.16 Unused Facility Fee. The Borrower shall pay to the Bank a non-refundable facility fee of 25 basis points (0.25%) per annum on the unused portion of the CFR Facility, from the date hereof through the CFR Facility Maturity Date, which facility fee shall be due and payable at the offices of the Bank, quarterly in arrears, on the first day of each January, April, July, and October, as billed by the Bank. The Borrower, the U.S. Guarantors and the European Subsidiaries hereby acknowledge and agree that the facility fee payable under this Subsection is fully earned on the date such fee is due and payable, as provided herein, is non-refundable and constitutes a part of the Obligations, and is in addition to any other fees payable by the Borrower, the U.S. Guarantors and the European Subsidiaries under the Loan Documents. The fee contemplated by this subsection shall be calculated based on the average unused portion of the CFR Facility during each respective quarter.

         2.1.17   Mandatory Prepayments.

         (a) If the sale of all of the stock or assets of Deuer closes prior to the sale of the Pennsylvania Property, the net proceeds from the sale of Deuer shall be applied in the following order: (i) first, to permanently reduce the outstanding principal balance on the Overdraft Facility by Five Million Euros (E5,000,000); (ii) second, to permanently reduce the outstanding principal balance on the Supplemental Credit Facility to One Million Four Hundred Thousand U.S. Dollars ($1,400,000); and (iii) third, to provide working capital financing for the Borrower. The net proceeds from the subsequent sale of the Pennsylvania Property shall be applied in the following order:
         (i) first, to pay and satisfy in full the entire outstanding balance of the Overdraft Facility (together with accrued interest and fees thereon), (ii) second, to pay and satisfy in full the entire outstanding balance of the Supplemental Credit Facility (together with accrued interest and fees thereon).

         (b) Alternatively, if the sale of the Pennsylvania Property closes prior to sale of all of the stock or assets of Deuer, the net proceeds from the sale of the Pennsylvania Property shall be fully applied to permanently reduce the outstanding principal balance on the Overdraft Facility. The net proceeds from the subsequent sale of Deuer shall be applied in the following order: (i) first, to pay and satisfy in full the entire outstanding balance of the Overdraft Facility (together with accrued interest and fees thereon), (ii) second, to pay and satisfy in full the entire outstanding balance of the Supplemental Credit Facility (together with accrued interest and fees thereon), and (iii) third, to provide working capital financing for the Borrower."

         3.5 USE OF PROCEEDS OF CFR FACILITY. Section 2.3 of the Credit is hereby amended by adding the following new Subsection 2.3.3 after Subsection 2.3.2:

         "2.3.3 CFR Facility. The CFR Facility shall be used solely for the issuance of advance payment guarantees for the benefit of CFR."

         3.6 SCHEDULED PAYMENTS.

                  3.6.1 AMENDMENT TO SUBSECTION 2.4(D)(i). Subsection 2.4(d)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(i) Scheduled Payments. Term Loan D shall be payable in consecutive monthly principal installments of $7,500.00 each, commencing August 1, 1999 and continuing on the first day of each month thereafter, with the final installment of the remaining principal balance of Term Loan D, together with all interest accrued thereon and all fees and costs payable in connection therewith, due and payable on April 1, 2004."

                  3.6.2 AMENDMENT TO SUBSECTION 2.4(e)(i). Subsection 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(i) Scheduled Payments. Term Loan E shall be payable in consecutive monthly principal installments of $33,333.33 each, commencing March 1, 2001 and continuing on the first day of each month thereafter, with the final installment of the remaining principal balance of Term Loan E, together with all interest accrued thereon and all fees and costs payable in connection therewith, due and payable on April 1, 2004."

                  3.6.3 AMENDMENT TO SUBSECTION 2.4(f)(i). Subsection 2.4(f)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(i) Scheduled Payments. Term Loan F shall be payable in consecutive monthly principal installments of S$40,476.19 (Singapore Dollars) each, commencing September 1, 2002 and continuing on the first day of each month thereafter, with the final installment of the remaining principal balance of Term Loan F, together with all interest accrued thereon and all fees and costs payable in connection therewith, due and payable on April 1, 2004."

                  3.6.4 NEW SUBSECTION 2.4(g). Section 2.4 of the Credit Agreement is hereby amended by adding a new subsection 2.4(g) as follows:

                  (g) Supplemental Credit Facility. Payment and satisfaction of all principal, accrued interest, fees and costs in connection with the Supplemental Credit Facility (including all Advance Payment Guarantees issued thereunder) shall be due on the Supplemental Credit Facility Maturity Date."

                  3.6.5 NEW SUBSECTION 2.4(h). Section 2.4 of the Credit Agreement is hereby amended by adding a new subsection 2.4(h) as follows:

                  (g) CFR Facility. Payment and satisfaction of all principal, accrued interest, fees and costs in connection with the CFR Facility (including all Advance Payment Guarantees issued thereunder) shall be due on the CFR Facility Maturity Date."

         3.7 INTEREST UNDER SUPPLEMENTAL CREDIT FACILITY. Subsection 2.5(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows

                  "(g) Supplemental Credit Facility. The outstanding principal balance of each loan or advance under the Supplemental Credit Facility (excluding fees for the issuance of Advance Payment Guarantees) shall accrue interest at the LIBOR Market Index Rate plus 375 basis points (3.75%), and such accrued interest shall be payable by the Borrower on the first day of each month in arrears and on the Supplemental Credit Facility Maturity Date."

         3.8 AMENDED FINANCIAL COVENANTS. Subsections 6.15 through 6.16 of the Credit Agreement are hereby amended and restated to read as follows:

         "6.15    Consolidated Tangible Capital Funds.

         (a) (i) Maintain, at all times for the fiscal quarter ended March 30, 2003, Consolidated Tangible Capital Funds for the Borrower and its Consolidated Subsidiaries of not less than Ten Million U.S. Dollars ($10,000,000);

         (ii) Maintain, at all times for the fiscal quarter ended June 29, 2003, Consolidated Tangible Capital Funds for the Borrower and its Consolidated Subsidiaries of not less than Ten Million U.S. Dollars ($10,000,000), plus one hundred percent (100%) of cumulative net earnings for the fiscal quarter ended June 29, 2003 (with no reduction thereof for a net loss for such quarter);

         (iii) Maintain, at all times for the fiscal quarter ended September 29, 2003, Consolidated Tangible Capital Funds for the Borrower and its Consolidated Subsidiaries of not less than the actual Consolidated Tangible Capital Funds at March 31, 2003, plus one hundred percent (100%) of cumulative net earnings for the fiscal quarter ended September 29, 2003 (with no reduction thereof for a net loss for such quarter);

         (iv) Maintain, at all times for the fiscal quarter ended December 30, 2003, Consolidated Tangible Capital Funds for the Borrower and its Consolidated Subsidiaries of not less than actual Consolidated Tangible Capital Funds at June 30, 2003, plus one hundred percent (100%) of cumulative net earnings for the fiscal quarter ended December 30, 2003 (with no reduction thereof for a net loss for such quarter); and

         (v) Maintain, at all times for the fiscal quarter ended March 31, 2004, Consolidated Tangible Capital Funds for the Borrower and its Consolidated Subsidiaries of not less than actual Consolidated Tangible Capital Funds at September 30, 2003, plus one hundred percent (100%) of cumulative net earnings for the fiscal quarter ended March 31, 2004 (with no reduction thereof for a net loss for such quarter).

         (b) In each of the above cases, the minimum required Consolidated Tangible Capital Funds level detailed above shall be increased by: (i) one hundred percent (100%) of contributions to capital on or after January 1, 2003, (ii) plus one hundred percent (100%) of any subordinated debt on or after January 1, 2003.

         6.16 Consolidated Total Liabilities and Contingent Liabilities to Consolidated Tangible Capital Funds.

                  (a) Maintain, as of the last day of each fiscal quarter, a ratio of (i) Consolidated Total Liabilities of the Borrower and its Consolidated Subsidiaries plus the Contingent Liabilities of Selas SAS and CFR which are guaranteed by the Borrower, to (ii) Consolidated Tangible Capital Funds of the Borrower and its Consolidated Subsidiaries, of not more than 4.50 to 1.0.

                  (b) Immediately following the sale of all of the stock or assets of Deuer, and again following the sale of the Pennsylvania Property, the ratio required by the immediately preceding Subsection
         (a) shall be adjusted to equal the ratio of (i) the actual ratio of Consolidated Total Liabilities and Contingent Liabilities, to Consolidated Tangible Capital Funds, as of the end of the fiscal quarter in which such sale occurs, plus (ii) ten percent (10%) of the actual ratio of Consolidated Total Liabilities and Contingent Liabilities, to Consolidated Tangible Capital Funds, as of the end of the fiscal quarter in which the sale occurs.

                  (c) For purposes of the computation in this Subsection 6.16, Contingent Liabilities are to be converted to U.S. dollars as of the measurement date."

         3.9 FINANCIAL INFORMATION. New Subsection 6.22 is hereby added to the Credit Agreement after Subsection 6.21 as follows:

         "6.22 Financial Information. Provide the Bank with the financial information detailed in Section 2.1 hereof."

         3.10 CAPITAL EXPENDITURES. Section 7.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

         "7.9 Capital Expenditures. Make Capital Expenditures (not including Acquisitions) in excess of Three Million U.S. Dollars ($3,000,000) in the aggregate for the Borrower's Consolidated Subsidiaries in any fiscal year without the prior written approval of the Bank."

         3.11 AMENDMENT TO SUBSECTION 9.1(l). Subsection 9.1(l) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(l) If there shall occur an Event of Default under the First Waiver Agreement, the Second Waiver Agreement, the Third Waiver Agreement, any Waiver Document or any other document or agreement executed in connection therewith (excluding any Event of Default previously waived in writing by the Bank)."

         3.12 CROSS DEFAULT. The Loan Documents are hereby amended to provide that an Event of Default or a Default under any Loan Document is an Event of Default or Default under all of the Loan Documents, and upon such Event of Default or Default the Bank may exercise its rights and remedies as provided in such Loan Documents or applicable law.

         3.13 WAIVER OF FINANCIAL DEFAULTS. The Borrower has informed the Bank that, in the absence of the waiver provided herein, Events of Default would occur under the Credit Agreement as a result of (i) Borrower's violation of financial covenants occurring prior to the date of this Third Waiver Agreement, and (ii) Borrower's failure to provide financial reporting required under the Loan Documents prior to the Date of this Third Waiver Agreement (collectively referred to as the "Financial Defaults"). Subject to the provisions hereof and of the other Loan Documents, the Bank hereby waives the Financial Defaults. Notwithstanding the foregoing, the Bank's waiver of the Financial Defaults, or any communication between the Bank, the Borrower, the U.S. Guarantors, the European Subsidiaries, or each of their respective officers, agents, employees or representatives, shall not be deemed to constitute a waiver of (i) any default or Event of Default, whether now existing or hereafter arising, under the Loan Documents, other than the Financial Defaults; (ii) the ongoing obligation of the Borrower, the U.S. Guarantors and the European Subsidiaries to comply with the Loan Documents, as amended hereby; or (iii) any rights or remedies which the Bank has against the Borrower, the U.S. Guarantors, or the European Subsidiaries under the Loan Documents and/or applicable law, with respect to Events of Default, other than the Financial Defaults. The Bank reserves and preserves all of its rights and remedies against the Borrower, the U.S. Guarantors, and the European Subsidiaries under the Loan Documents and applicable law, other than the right to declare an Event of Default based upon the existence of the Financial Defaults.

                       ARTICLE IV - CONDITIONS PRECEDENT
                       ---------------------------------

         The effectiveness of this Third Waiver Agreement and the Bank's obligations hereunder are conditioned upon the fulfillment by the Borrower, the U.S. Guarantors and the European Subsidiaries of all of the following express conditions precedent:

         4.1 DOCUMENTS TO BE DELIVERED TO THE BANK. The Borrower, the U.S. Guarantors, and/or the European Subsidiaries shall deliver, or cause to be delivered, to the Bank, in form and substance reasonably satisfactory to the Bank, the following documents:

                  (a) This Third Waiver Agreement, executed by the Borrower, the U.S. Guarantors, and the European Subsidiaries;

                  (b) A Certification of Authority executed by the Secretary of each of the Borrower, the U.S. Guarantors, and the European Subsidiaries, each dated as of the date hereof, certifying the incumbency and signature of the officers of each such entity executing this Third Waiver Agreement and all other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary; and Corporate Resolutions for each of the Borrower, the U.S. Guarantors, and the European Subsidiaries, certified by their respective

Secretaries, authorizing and approving this Third Waiver Agreement, and the documents and payments specified herein;

                  (c) Opinions of counsel for each of the Borrower and the U.S. Guarantors, satisfactory to the Bank and counsel to the Bank in all respects; and

                  (d) Such other documents as may be required by the Bank.

         4.2 PAYMENT OF BANK'S COSTS, EXPENSES AND LEGAL FEES. The Borrower shall have paid to the Bank the amount of the Bank's out-of-pocket costs and expenses, including, without limitation, all reasonable fees and out-of-pocket expenses of counsel for the Bank in connection with: (i) the Financial Covenant Defaults, (ii) the negotiation and preparation of this Third Waiver Agreement, the Waiver Documents, and (iii) the other Loan Documents.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

         To induce the Bank to enter into this Third Waiver Agreement and as partial consideration for the terms and conditions contained herein, the Borrower, the U.S. Guarantors and the European Subsidiaries make the following representations and warranties to the Bank, each and all of which shall survive the execution and delivery of this Third Waiver Agreement and all of the other documents executed in connection herewith:

         5.1 ORGANIZATION; AUTHORIZATION; AND LOCATION.

                  (a) The Borrower, the U.S. Guarantors, and the European Subsidiaries are duly incorporated, organized, validly existing and in good standing under the laws of the jurisdictions indicated in the first paragraph of this Third Waiver Agreement, and each is duly authorized to do business, and is duly qualified as a foreign corporation in all jurisdictions wherein the nature of its business or property makes such qualification necessary, and has the corporate power to own its property and to carry on its business as now conducted;

                  (b) The Borrower, the U.S. Guarantors, and the European Subsidiaries have the requisite corporate power and authority to execute, deliver and perform this Third Waiver Agreement and all of the documents executed by it in connection herewith.

         5.2 VALID AND BINDING AGREEMENT. This Third Waiver Agreement is, and each of the documents executed pursuant hereto will be, legal, valid, and binding obligations of the party or parties thereto, enforceable against each such party in accordance with their respective terms.

         5.3 COMPLIANCE WITH LAWS. The Borrower, each U.S. Guarantor, and each European Subsidiary are in compliance in all material respects with all laws, regulations and requirements applicable to its business, including without limitations all applicable Environmental Laws, and each has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violations or claims of violation of any law, regulation or any governmental requirement, except as expressly disclosed herein.

         5.4 NO CONFLICT; GOVERNMENT APPROVALS. The execution, delivery and performance by the Borrower, each U.S. Guarantor, and the European Subsidiaries of this Third Waiver Agreement and the other documents executed in connection herewith will not:

                  (a) conflict with, violate or result in the breach of any provisions of any applicable law, rule, regulation or order; or

                  (b) conflict with or result in the breach of any provision of its Articles of Incorporation, charter, and/or by-laws. No authorization, consent or approval of, or other action by, and no notice of or filing with, any governmental authority or regulatory body is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Third Waiver Agreement.

         5.5 THIRD PARTY CONSENTS. The execution, delivery and performance by the Borrower, each U.S. Guarantor, and each European Subsidiary of this Third Waiver Agreement and the documents related hereto will not:

                  (a) require any consent or approval of any person or entity which has not been obtained prior to, and which is not in full force and effect as of, the date of this Third Waiver Agreement;

                  (b) result in the breach of, default under, or cause the acceleration of any obligation owed under any loan, credit agreement, note, security agreement, lease indenture, mortgage, loan document or other agreement by which the Borrower is bound or affected; or

                  (c) result in, or require the creation or imposition of, any lien or encumbrance on any of the Borrower's properties other than those liens or security interests in favor of the Bank or the liens or security interests disclosed to the Bank in the Loan Documents.

         5.6 FINANCIAL STATEMENTS; REPORTING.

                  (a) Except as otherwise disclosed in writing to the Bank prior to the date hereof, all balance sheets, reports, budgets, reconciliations, accounts receivable reports, and other financial information supplied to the Bank by the Borrower have been prepared in conformity with GAAP, and present fairly the financial condition and results of operations of the Borrower for the period covered thereby.

                  (b) The Borrower, each U.S. Guarantor, and each European Subsidiary do not know of any facts, other than those already disclosed in writing to the Bank, that materially adversely affect or in so far as can be foreseen, will materially adversely affect their ability to perform their respective obligations under this Third Waiver Agreement and the documents executed in connection herewith.

         5.7 EXCLUSIVE AND FIRST PRIORITY PERFECTED LIEN. The Bank has, as of the date hereof, and shall continue to have, until all of the Obligations are paid in full, first priority, valid perfected liens upon and security interests in all of the Collateral to secure the payment and performance of all of the Obligations (except for any Permitted Liens which have priority).

         5.8 NO UNTRUE OR MISLEADING STATEMENTS. Neither this Third Waiver Agreement nor any other document executed in connection herewith contains any untrue statement of a material fact or omits any material fact necessary in order to make the statement made, in light of the circumstances under which it was made, accurate.

         5.9 NO EVENTS OF DEFAULT. No default or Event of Default has occurred as of the date hereof under any of the Loan Documents.

                         ARTICLE VI - EVENTS OF DEFAULT
                         ------------------------------

         The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

         6.1 BORROWER'S FAILURE TO PAY. The Borrower, any U.S. Guarantor, or any European Subsidiary shall fail to pay any amount of principal, interest, fees or other sums as and when due under any of the Loan Documents, or any other Obligations, whether upon stated maturity, acceleration, or otherwise.

         6.2 BREACH OF COVENANTS. The Borrower, any U.S. Guarantor, or any European Subsidiary shall fail to perform or observe any covenant, term or agreement in the First Waiver Agreement, the Second Waiver Agreement, this Third Waiver Agreement, the other Waiver Documents or any other Loan Document or is in violation of or non-compliance with any provision of the First Waiver Agreement, this Third Waiver Agreement, the other Waiver Documents or any other Loan Document after the expiration of any applicable cure period, if any, set forth in any such Loan Document with respect to such covenant, term or agreement (in each case as such covenant, term or agreement may have been amended or modified in this Third Waiver Agreement or by any other Loan Document).

         6.3 DEFAULTS IN OTHER MATERIAL AGREEMENTS. There shall occur any default under, or as defined in, any other material agreement applicable to the Borrower, any U.S. Guarantor, or any European Subsidiary or by which the Borrower, any U.S. Guarantor, or any European Subsidiary is bound which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, unless such default is waived by the other party thereto or excused as a matter of law.

         6.4 AGREEMENTS INVALID. The validity, binding nature of, or enforceability of any material term or provision of any Loan Document is disputed by, on behalf of, or in the right or name of the Borrower, any U.S. Guarantor, or any the European Subsidiary or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

         6.5 FALSE WARRANTIES; BREACH OF REPRESENTATIONS. Except as otherwise disclosed to the Bank in writing prior to the date hereof, any warranty or representation made by the Borrower, each U.S. Guarantor, and/or each European Subsidiary in this Third Waiver Agreement or any other Loan Document or in any certificate or other writing delivered under or pursuant to this Third Waiver Agreement or any other Loan Document, or in connection with any provision of this Third Waiver Agreement or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect.

         6.6 BANKRUPTCY.

                  (a) The Borrower, any U.S. Guarantor, or any European Subsidiary commences any bankruptcy, reorganization, debt arrangement, receivership, or other case or proceeding under any bankruptcy, insolvency or receivership law, or any dissolution or liquidation proceeding.

                  (b) Any bankruptcy, reorganization, debt arrangement, receivership, or other case or proceeding under any bankruptcy, insolvency or receivership law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower, any U.S. Guarantor, or any European Subsidiary or an order for relief is entered in any such proceeding and such case or proceeding is not fully and finally dismissed within thirty (30) days with respect to a proceeding concerning the Borrower or U.S. Guarantor, or sixty (60) days with respect to a proceeding concerning a European Subsidiary.

                  (c) A trustee, receiver, or other custodian is appointed for the Borrower, any U.S. Guarantor or any European Subsidiary or a substantial part of any of its/their assets.

         6.7 FAILURE TO PAY TAXES. The Borrower, any U.S. Guarantor, or any European Subsidiary shall fail to pay when due any tax, assessment or other governmental charge as and when due to the appropriate governmental entity, unless such entity shall be disputing any such tax, assessment or charge in good faith by appropriate proceedings, diligently conducted, and adequate reserve shall have been made therefore as required by GAAP.

         6.8 EVENT OF DEFAULT UNDER OTHER LOAN DOCUMENTS. An Event of Default (as such term is defined in the Credit Agreement) or a Default or an Event of Default (as each such term is defined in the other Loan Documents) shall occur under any of the Loan Documents.

                             ARTICLE VII - REMEDIES
                             ----------------------

         If an Event of Default (as defined in Article VI of this Third Waiver Agreement) shall occur and be continuing, at any time, without notice to the Borrower, any U.S. Guarantor, or any European Subsidiary:

         7.1 LOAN DOCUMENTS; APPLICABLE LAW. The Bank may, in its sole discretion, enforce all of its remedies as set forth hereunder, under any of the Loan Documents and/or under applicable law against the Borrower, the U.S. Guarantors, and/or the European Subsidiaries.

         7.2 ADDITIONAL REMEDIES. The Bank may declare all Obligations to be immediately due and payable and shall have, in addition to any other remedies, all of the remedies of a secured party under the Uniform Commercial Code (the "Code") and/or other applicable law. Expenses of retaking, holding, preparing for sale, selling or the like shall include the Bank's reasonable attorney's fees and legal expenses incurred or expended by the Bank to enforce any payment due to it hereunder or under the Loan Documents, as against the Borrower, the U.S. Guarantors, or the European Subsidiaries, or in the prosecution or defense of any action, or concerning any matter growing out of or in connection with the Loan Documents and/or the Collateral.

         7.3 POWER OF ATTORNEY. The Borrower, each U.S. Guarantor, and each European Subsidiary do hereby make, constitute and appoint any officer or agent of the Bank as the true and lawful attorney-in-fact of the Borrower, each U.S. Guarantor, and the European Subsidiaries, with power to, at the Bank's option and at the expense and liability of the Borrower, the U.S. Guarantors, and the European Subsidiaries: (a) sign, for the Borrower, any U.S. Guarantor, and/or the European Subsidiaries, financing, continuation or amendment statements pursuant to the Code; (b) endorse the name of the Borrower, any U.S. Guarantor, or any European Subsidiary or any of the respective officers or agents thereof upon any notes, checks, drafts, money orders, or other instruments of payment with respect to the Collateral that may come into the Bank's possession in full or partial payment of any of the Obligations; and (c) after an Event of Default has occurred, sue for, compromise, settle and release any and all claims and disputes with respect to the Collateral; granting to said attorney of the Borrower, the U.S. Guarantors, and/or the European Subsidiaries full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Borrower, any U.S. Guarantor, and/or the European Subsidiaries might or could do. The Borrower, the U.S. Guarantors, and the European Subsidiaries hereby ratify all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable.

         7.4 PAYMENT OF EXPENSES. At its option, the Bank may discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral, as determined by the Bank to be necessary. The Borrower, the U.S. Guarantors, and the European Subsidiaries will reimburse the Bank on demand for any payment so made or any expense incurred by the Bank pursuant to the foregoing authorization, and the Collateral also will secure any loans or advances or payments so made or expenses so incurred by the Bank.

                         ARTICLE VIII - GENERAL RELEASE
                         ------------------------------

         EFFECTIVE UPON THE BORROWER, THE U.S. GUARANTORS, AND THE EUROPEAN SUBSIDIARIES, FOR AND ON BEHALF OF THEMSELVES AND ALL PERSONS AND/OR ENTITIES CLAIMING BY, THROUGH AND/OR UNDER ANY OF THEM, INCLUDING, BUT NOT LIMITED TO, ALL OF THEIR RESPECTIVE PAST AND PRESENT PARTNERS, DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, ADMINISTRATORS, AGENTS, PARENT CORPORATIONS, SUBSIDIARIES, AFFILIATES, REPRESENTATIVES, PREDECESSORS, SUCCESSORS AND ASSIGNS AND WHERE APPLICABLE THEIR

RESPECTIVE HEIRS, EXECUTORS AND TRUSTEES (COLLECTIVELY REFERRED TO HEREIN, JOINTLY AND SEVERALLY, AS THE "RELEASORS") HEREBY JOINTLY AND SEVERALLY UNCONDITIONALLY REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE BANK AND ALL OF ITS PAST AND PRESENT DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, ADMINISTRATORS, AGENTS, PARENT CORPORATIONS, SUBSIDIARIES, AFFILIATES, REPRESENTATIVES, PREDECESSORS, SUCCESSORS, ASSIGNS AND WHERE APPLICABLE THEIR RESPECTIVE HEIRS, EXECUTORS AND TRUSTEES (COLLECTIVELY REFERRED TO HEREIN AS THE "RELEASEES"), OF, FROM AND WITH RESPECT TO ANY AND ALL GRIEVANCES, DISPUTES, MANNER OF ACTIONS, CAUSES OF ACTION, SUITS, OBLIGATIONS, LIABILITIES, LOSSES, DEBTS, DAMAGES, DUES, SUMS OF MONEY, ACCOUNTS, RECKONINGS, CONTROVERSIES, AGREEMENTS, CLAIMS, DEMANDS, COUNTERCLAIMS AND CROSSCLAIMS, INCLUDING, BUT NOT LIMITED TO ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS AND/OR ALL TRANSACTIONS RELATED THERETO, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, DIRECT, INDIRECT OR CONTINGENT, ARISING IN LAW OR EQUITY, WHICH THE RELEASORS (OR ANY OF THEM) EVER HAD, NOW HAS, OR MAY EVER HAVE AGAINST ANY ONE OR MORE OF THE RELEASEES, FROM THE BEGINNING OF TIME TO THE DATE OF THIS THIRD WAIVER AGREEMENT.

                           ARTICLE IX - MISCELLANEOUS
                           --------------------------

         9.1 CONTINUING EFFECT. Except as amended hereby, all of the Loan Documents shall remain in full force and effect and bind and inure to the benefit of the parties thereto and are hereby ratified and confirmed.

         9.2 CHOICE OF LAW AND VENUE; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; JURY TRIAL WAIVER.

                  9.2.1 This Third Waiver Agreement and the other Loan Documents (unless expressly provided to the contrary in any other Loan Document with respect to such other Loan Document), the construction, interpretation, and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto and thereto shall be determined under, governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  9.2.2 The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries agree that all actions or proceedings arising in connection with this Third Waiver Agreement and the other Loan Documents shall be tried and litigated only in the state or federal courts located in the Commonwealth of Pennsylvania, provided, however, that any suit, action or other proceeding seeking enforcement against any Collateral or other property may be brought, at Bank's option, in the courts of any jurisdiction where Bank elects to bring such action or where such Collateral or other property may be found. The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries waive, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any suit, action or other proceeding is brought in accordance with this section.

                  9.2.3 The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries hereby waive personal service of process and agree that a summons and complaint commencing an action or proceeding in such court shall be proper and shall confer personal jurisdiction if served by registered or certified mail, return receipt requested, in accordance with the notice provisions of this Third Waiver Agreement.

                  9.2.4 The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Third Waiver Agreement or any other Loan Document or any of the transactions contemplated herein or therein, including all contract claims, tort claims, breach of duty claims, and all other common law or statutory claims, whatsoever. The Bank, the Borrower, each U.S. Guarantor, and each European Subsidiary warrant and represent that they have reviewed this waiver and, following consultation with legal counsel of its or his choice, do hereby knowingly, voluntarily, intentionally, and expressly waive their right to jury trial and right to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. In the event of litigation, a copy of this Third Waiver Agreement may be filed as a written consent to a trial by the court.

                  9.2.5 The Bank, the Borrower, the U.S. Guarantors, and the European Subsidiaries hereby acknowledge and agree that this Section is a specific and material aspect of this Third Waiver Agreement and that neither the Bank, the Borrower, any U.S. Guarantor, nor any European Subsidiary would enter into this Third Waiver Agreement if the waivers set forth in this section were not a part of thereof.

         9.3 COOPERATION; OTHER DOCUMENTS. At all times following the execution of this Third Waiver Agreement, the Borrower, each U.S. Guarantor, and each European Subsidiary shall execute and deliver to the Bank, or shall cause to be executed and delivered to the Bank, and shall do or cause to be done all such other acts and things as the Bank may reasonably deem to be necessary or desirable to assure the Bank of the benefit of this Third Waiver Agreement and the documents comprising or relating to this Third Waiver Agreement.

         9.4 REMEDIES CUMULATIVE; NO WAIVER. The rights, powers and remedies of the Bank in this Third Waiver Agreement and in the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided in the Loan Documents, by law or in equity and no failure or delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

         9.5 NOTICES. Any notice given pursuant to this Third Waiver Agreement or pursuant to any document comprising or relating to this Third Waiver Agreement or any of the other Loan Documents shall be in writing, including telecopies. Notice given by telecopy shall be deemed to have been given and received when sent. Notice given by overnight mail courier shall be deemed to have been given and received one (1) day after the date delivered to such overnight courier by the party sending such Notice. Notice by mail shall be deemed to have been given and received three (3) days after the date deposited, when sent by first class certified mail, postage prepaid, and addressed as follows:

                 To the Borrower, the U.S. Guarantors, and/or the European Subsidiaries:

                             Robert F. Gallagher
                             Chief Financial Officer
                             Selas Corporation of America
                             c/o RTI
                             1260 Red Fox Road
                             Arden Hills, MN 55112
                             Telecopy Number: 651-636-3682

                 With a copy to:

                             Lawrence F. Flick, II, Esquire
                             Blank Rome LLP
                             One Logan Square
                             Philadelphia, PA 19103
                             Telecopy Number: 215-569-5555

                 To the Bank:

                             Wachovia Bank, N.A.
                             123 South Broad Street-PA1246
                             Philadelphia, PA 19109
                             Attn: Kathleen M. Hedrich, VP
                             Telecopy Number: 215-670-6646

                 With a copy to:

                             Duane Morris, LLP
                             One Liberty Place, 41st Floor
                             Philadelphia, PA  19103
                             Attention: Margery N. Reed, Esquire
                             Telecopy Number: 215-979-1020

A party may change his or its address by giving written notice of the changed address to the other parties, as specified herein.

         9.6 INDEMNIFICATION. If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Third Waiver Agreement and the other Loan Documents shall continue in the full force and effect, and the Borrower, each U.S. Guarantor, and each European Subsidiary shall be jointly and severally liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered. The provisions of this Section shall survive the termination of this Third Waiver Agreement and the other Loan Documents and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of any note, the release of any lien, security interest or other encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of any note, release of any such encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

         9.7 COSTS, EXPENSES AND ATTORNEYS' FEES. The Borrower, the U.S. Guarantors, and the European Subsidiaries agree to pay on demand by the Bank, all reasonable out-of-pocket fees, costs and expenses incurred by the Bank, including, without limitation, all reasonable costs and expenses and all reasonable fees and expenses of counsel for the Bank in connection with: (i) the negotiation, preparation and enforcement of this Third Waiver Agreement, the Waiver Documents, the other Loan Documents and all other documents and instruments executed in connection herewith or otherwise relating to this Third Waiver Agreement; and (iii) the enforcement or exercise by the Bank of its rights and remedies with respect to the collection of the Obligations or to preserve, protect or enforce its interests.

         9.8 BANKRUPTCY/RELIEF FROM AUTOMATIC STAY. If any bankruptcy, insolvency, reorganization or rehabilitation case or proceeding is commenced by or against the Borrower, any U.S. Guarantor, or any European Subsidiary under any state, federal or foreign proceeding (including, without limitation, title 11 of the United States Code (the "Bankruptcy Code")), the Borrower, each U.S. Guarantor, and each European Subsidiary hereby agree that the Bank and/or its nominee(s) or assignee(s) are entitled to, and the Borrower, each U.S. Guarantor, and each European Subsidiary hereby waive any objections to, immediate relief from any stay imposed by Section 362 or 105 of the Bankruptcy Code or other applicable law or against the exercise of the rights and remedies otherwise available to the Bank and/or its nominee(s) or assignee(s) as provided in the First Waiver Agreement, the Second Waiver Agreement, this Third Waiver Agreement, the other Waiver Documents, the other Loan Documents and as otherwise provided by law. Upon the occurrence of any of the events described in this Section, the Borrower, each U.S. Guarantor, and each European Subsidiary covenant to take any action deemed necessary or convenient by the Bank and/or its nominee(s) and assignee(s) to enable the Bank and/or its nominee(s) and assignee(s) to continue to exercise its rights and remedies under this Third Waiver Agreement.

         9.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Borrower, the U.S. Guarantors, and the European Subsidiaries contained in this Third Waiver Agreement, the First Waiver Agreement, the Second Waiver Agreement, the other Waiver Document, the other Loan Documents, and in all other documents and instruments executed in connection herewith or therewith shall survive the execution of this Third Waiver Agreement and are material and have been or will be relied upon by the Bank, notwithstanding any investigation made by any person, entity or organization on the Bank's behalf. No implied representations or warranties are created or arise as a result of this Third Waiver Agreement or the documents comprising or relating to this Third Waiver Agreement.

         9.10 HEADINGS. The headings and underscoring of articles, sections and clauses have been included herein for convenience only and shall not be considered in interpreting this Third Waiver Agreement.

         9.11 INTEGRATION. This Third Waiver Agreement and all documents and instruments executed in connection herewith or otherwise relating to this Third Waiver Agreement, including, without limitation, the Loan Documents, constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

         9.12 AMENDMENT AND WAIVER. No amendment of this Third Waiver Agreement, and no waiver, discharge or termination of any one or more of the provisions thereof, shall be effective unless set forth in writing and signed by all of the parties hereto.

         9.13 SUCCESSORS AND ASSIGNS. This Third Waiver Agreement and the other Loan Documents: (a) shall be binding upon the Bank, the Borrower, each U.S. Guarantor, and each European Subsidiary and upon their respective officers, directors, employees, agents, trustees, representatives, nominees, parent corporation, subsidiaries, heirs, executors, administrators, successors or assigns, and (b) shall inure to the benefit of the Bank, the Borrower, each U.S. Guarantor, and each European Subsidiary provided, however, that neither the Borrower nor any U.S. Guarantor or European Subsidiary may assign any rights hereunder or any interest herein without obtaining the prior written consent of the Bank, and any such assignment or attempted assignment shall be void and of no effect with respect to the Bank.

         9.14 SEVERABILITY OF PROVISIONS. Any provision of this Third Waiver Agreement that is held to be inoperative, unenforceable, void or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Third Waiver Agreement are declared to be severable. This Third Waiver Agreement shall remain valid and enforceable notwithstanding the invalidity, insufficiency, or unenforceability of any other Loan Document.

         9.15 CONFLICTING PROVISIONS. To the extent that any of the terms in this Third Waiver Agreement contradict any of the terms contained in any of the Loan Documents, the terms of this Third Waiver Agreement shall control.

         9.16 JOINT AND SEVERAL LIABILITY. The obligations and liabilities of the Borrower, each U.S. Guarantor and each European Subsidiary hereunder are joint and several.

         9.17 INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under Loan Documents, as amended by this Third Waiver Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The parties hereto, in executing and delivering this Third Waiver Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided; however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date hereof, the Borrower, the U.S. Guarantors, and the European Subsidiaries are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower, the U.S. Guarantors, and the European Subsidiaries in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

         9.18 COUNTERPARTS; EFFECTIVENESS. This Third Waiver Agreement may be executed by facsimile signatures and in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Third Waiver Agreement. This Third Waiver Agreement shall be deemed to have been executed and delivered when the Bank has received facsimile counterparts hereof executed by all parties listed on the signature pages hereto.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have caused this Third Waiver Agreement to be executed by their duly authorized officers on the date first above written.


WITNESS:                             WACHOVIA BANK, NATIONAL ASSOCIATION



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             SELAS CORPORATION OF AMERICA



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             SELAS SAS



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             CFR-CECF FOFUMI RIPOCHE



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             DEUER MANUFACTURING, INC.



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             RESISTANCE TECHNOLOGY, INC.



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             RTI EXPORT, INC.



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE:

WITNESS:                             RTI ELECTRONICS, INC.



___________________________          BY:________________________________________
                                        NAME:
                                        TITLE: